STOCK REDEMPTION AGREEMENT

This Stock Redemption Agreement (“Agreement”) is effective as of October 1, 2015 (the “Effective Date”) between Quest Solution, Inc., a Delaware corporation (the “Company”), and Jason Griffith, an individual (“Stockholder”).

Background

Stockholder is the record holder of 500,000 shares of the Company’s Series A Preferred stock as well as certain stock options for the amount of 3,400,000 common stock shares at $0.50 per share with exercise terms and vesting periods through November 20, 2024.

The Company now desires to redeem from Stockholder and Stockholder desires to sell to the Company 100% of the Shares referenced above (the “Redeemed Shares”).

Therefore, the parties hereby agree as follows:

1. Redemption. For an aggregate amount equal to $3,120,000.00 (the “Redemption Price”), the Stockholder hereby assigns to the Company the Redeemed Shares and all of the Stockholder’s right, title and interest in the Redeemed Shares. The Company shall pay the Redemption Price per terms of promissory note to be entered into as well.

2. Delivery of Certificates. Stockholder shall surrender to the Company the certificates representing the Redeemed Shares that are held by Stockholder or are in the custody of the Company on Stockholder’s behalf, if any, and any other evidence of ownership. Stockholder shall deliver such certificates properly endorsed for transfer or accompanied by a stock power duly executed by Stockholder for transfer to the Company.

3. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants that as of the Effective Date: (i) Stockholder is the sole owner of the Redeemed Shares; (ii) all of the Redeemed Shares are free and clear of liens, claims, restrictions, adverse rights or encumbrances of any kind; (iii) Stockholder has the right and authority to transfer the Redeemed Shares to the Company; (iv) Stockholder has full power and authority to execute, deliver and perform the obligations under this agreement and, when executed and delivered, this agreement shall constitute the valid and binding legal obligation of Stockholder enforceable in accordance with the terms hereof; and (v) the execution and delivery of this agreement, and the performance of Stockholder’s obligations hereunder, will not constitute a breach, violation of, default or cause acceleration of performance under any contract, lease, bond, mortgage, indenture or other agreement to which he is a party or by which Stockholder or Stockholder’s assets are bound.

4. Acknowledgement. Stockholder and the Company each acknowledge that they have had the opportunity to obtain independent legal advice regarding the terms and conditions of this agreement. Stockholder and the Company each acknowledge that they believe that the Redemption Price is fair and reasonable taking into account the percentage of ownership represented by the Redeemed Shares, the current financial condition of the Company, the current prospects for the Company and its business operations, and the absence of any known or anticipated material events that might affect the valuation of the Redeemed Shares. The parties expressly agree that there shall be no presumption created as a result of any party having prepared in whole or in part any provision of this agreement.

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5. Release. Stockholder hereby releases and forever discharge the Company, the shareholders of the Company and their respective affiliates, officers, directors, managers, agents, shareholders and partners (collectively, the “Released Parties”) from any and all actions and causes of action (whether at law or in equity), losses, damages, costs, expenses, liabilities, obligations and claims or demands of any kind, that Stockholder may have by virtue of owning the Redeemed Shares, whether known or unknown, foreseen or unforeseen (collectively, the “Stockholder Claims”). Stockholder understands that by executing this agreement, Stockholder is forever giving up all of his rights and is granting a final and complete release with respect to the Stockholder Claims as of the date hereof.

6. Cooperation; Deliveries. The parties shall fully cooperate with each other in connection with any steps required to be taken as part of their obligations under this agreement, and to effect the redemption by the Company of the Redeemed Shares, including the execution and delivery of such documents and the taking of such action as is reasonably requested by one party or the other.

7. Governing Law. The laws of the State of Delaware (without giving effect to its conflict of laws principles) govern all matters arising out of or relating to this Agreement and the transactions it contemplates, including, without limitation, its interpretation, construction, performance, and enforcement.

8. Assignment. The rights of Stockholder under this agreement are personal to Stockholder and are not assignable without the written consent of the Company. Any purported assignment of rights in violation of this paragraph is void.

9. Counterparts. The parties may execute this agreement in counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement. The signatures of all of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile is as effective as executing and delivering this agreement in the presence of the other parties to this agreement. This agreement is effective upon delivery of one executed counterpart from each party to the other parties. In proving this agreement, a party must produce or account only for the executed counterpart of the party to be charged.

10. Severability. If any provision of this agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this agreement will remain in full force, if the essential terms and conditions of this agreement for each party remain valid, binding, and enforceable.

[Signature Page Follows]

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The parties hereto have caused this stock redemption agreement to be executed as of the date stated above.

QUEST SOLUTION, INC.

By:	/s/ Tom Miller

Name:	Tom Miller

Title:	Chief Executive Officer

STOCKHOLDER

Jason Griffith

By:	/s/ Jason Griffith

Name:	Jason Griffith

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